Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

Dallas, TX — October 25, 2016 —Veritex Holdings, Inc. (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced today the results for the quarter ended September 30, 2016. The Company reported net income of $3.4 million, or $0.31 diluted earnings per share (EPS), compared to $3.2 million, or $0.29 diluted EPS, for the quarter ended June 30, 2016 and $2.5 million, or $0.23 diluted EPS, for the quarter ended September 30, 2015.

Malcolm Holland, the Company’s Chairman and Chief Executive Officer, said, “We achieved another record quarter making this the tenth consecutive quarter the Company reported an increase in earnings over the prior quarter. With the reported $0.31 diluted earnings per share for the third quarter 2016, we have grown 2016 diluted earnings per share to $0.85 through the nine months of 2016, a 39% increase over $0.61 for the same period in 2015.”
Mr. Holland continued, “I am proud of our achievements and believe they are a function of our business model. At the heart of our model is a culture focused on key principles: treat our employees like they are our family; never compromise on credit quality; and focus on driving financial results that matter to our shareholders.”
Mr. Holland added, “As a testament to these principles, I am happy to announce that we were recognized for a third consecutive year in a row as one of the Best Banks to Work For as featured in American Banker Magazine. This honor reflects our employees’ positive experiences and attitudes towards our workplace policies, practices, and benefits. With regard to credit quality, our credit ratios continue to reflect 'best in class' status. Finally, in support of our efforts to focus on financial results, we were honored by being named as one of the top performing small-cap banks in the country by Sandler O’Neill + Partners, L.P. in their annual Sm-All Stars Class of 2016. The objective of the Sm-All Stars is to identify high quality small-cap companies based on measures related to growth, profitability, credit and capital strength.”
“Our loan balances have grown by $106.1 million through the nine months of this year. Our origination activity continues to be strong with a level of new commitments consistent with recent quarters. However, we ended the quarter with an uncharacteristically high level of loan pay-downs and payoffs. As a result, outstanding loan balances were relatively flat as compared to June 30, 2016. I am optimistic about fourth quarter growth and earnings potential and confident we will end the year in a strong place,” concluded Mr. Holland.

Third Quarter 2016 Financial Highlights

•	Net interest income was $10.5 million, an increase of $1.9 million, or 22.0%, compared to $8.6 million for the same period in 2015.

•	Total loans increased $172.5 million, or 22.9%, to $926.7 million compared to $754.2 million as of September 30, 2015.

•	Total deposits increased $234.6 million, or 27.8%, to $1.1 billion compared to $842.6 million as of September 30, 2015.

•	Pre-tax, pre-provision income was $5.4 million, an increase of $1.6 million, or 40.9%, compared to $3.8 million for the same period in 2015.

•	Year-over-year improvement in the following performance ratios (annualized):

◦	Return on average assets of 1.10% compared to 1.04% for the same period in 2015.

◦	Return on average equity of 9.50% compared to 7.38% for the same period in 2015.

◦	Efficiency ratio of 56.64% compared to 60.48% for the same period in 2015.

Result of Operations for the Three Months Ended September 30, 2016

Net Interest Income

For the three months ended September 30, 2016, net interest income before provision for loan losses was $10.5 million and net interest margin was 3.70% compared to $10.2 million and 3.90%, respectively, for the three months ended June 30, 2016. Net interest income increased $289 thousand primarily due to increased interest income on loans as average loan balances increased $39.9 million due to organic loan growth during the three months ended September 30, 2016 compared to the three months ended June 30, 2016. The net interest margin decreased 20 basis points from the three months ended June 30, 2016. The decrease in net interest margin was partially due to a decrease in the average yield in interest-earning assets from 4.38% for the three months ended June 30, 2016 to 4.24% for the three months ended September 30, 2016. This was the result of a $35.1 million increase in interest- bearing deposits at other banks with an average yield of 0.54% which represented 8.4% of average earning assets for the three months ending September 30, 2016 compared to 5.6% of average earning assets for the three months ending June 30, 2016. The decrease in net interest margin was also the result of an increase of 7 basis points in the cost of interest bearing liabilities primarily due to an increase in the rate paid on financial institution money market deposit accounts.

Net interest income before provision for loan losses increased by $1.9 million from $8.6 million to $10.5 million for the three months ended September 30, 2016 as compared to the same period during 2015. The increase in net interest income before provision for loan losses was primarily due to $2.4 million in increased interest income on loans resulting from average loan balance increases of $197.5 million compared to September 30, 2015. The net interest margin declined to 3.70% from the three months ended September 30, 2016 from 3.84% for the same three-month period in 2015. The primary driver of the decrease was a 13 basis points increase in the average rate paid on interest-bearing liabilities from 0.66% for the three months ended September 30, 2015 to 0.79% for the three months ended September 20, 2016. This increase was primarily due to an increase in the average rate paid on money market accounts.

Noninterest Income

Noninterest income for the three months ended September 30, 2016 was $1.9 million, an increase of $481 thousand or 34.07% compared to the three months ended June 30, 2016. The increase was primarily a result of increased gains on sale of Small Business Administration (“SBA”) loans totaling $306 thousand and increased gains on sale of mortgage loans of $110 thousand compared to three months ended June 30, 2016.  In addition, the increase was due to a $109 thousand late fee paid with the payoff of a substandard loan during the three months ended September 30, 2016.

Compared to the three months ended September 30, 2015, noninterest income grew $850 thousand or 81.50%. The increase was primarily a result of increased gains on sale of SBA loans totaling $307 thousand, increased gains on sale of mortgage loans totaling $336 thousand, and a $109 thousand late fee paid with the payoff of a substandard loan during the three months ended September 30, 2016.

Noninterest Expense

Noninterest expense was $7.0 million for the three months ended September 30, 2016, compared to noninterest expense of $6.3 million for the three months ended June 30, 2016, an increase of $728 thousand or 11.6%. The increase was primarily due to increases in salaries and employee benefits and professional fees.

Salaries and employee benefits expense was $3.9 million for the three months ended September 30, 2016, compared to $3.6 million for the three months ended June 30, 2016, an increase of $331 thousand or 9.2%. The increase was attributable to employee compensation increases of $96 thousand resulting from annual merit increases and the addition of six new full-time equivalent employees. Additionally, mortgage commissions increased $62 thousand compared to the prior quarter as the result of increased mortgage loan fundings for the same period. The total number of full-time equivalent employees at September 30, 2016 and June 30, 2016 was 163 and 157, respectively. In addition, employee benefit expenses increased by $166 thousand which was due to higher claims incurred under our partially self-insured medical plan compared to the previous quarter. The Company adopted a fully-insured medical plan effective September 1, 2016. Professional fees expense was $785 thousand for the three months ended September 30, 2016, compared to $503 thousand for the three months ended June 30, 2016, an increase of $282 thousand or 56.1%. The increase was primarily comprised of $200 thousand in legal and other professional services related to a potential acquisition and $60 thousand in audit and accounting expenses due to increased regulatory internal control requirements as a result of asset growth.

Compared to the three months ended September 30, 2015, noninterest expense increased $1.2 million, or 20.3%, to $7.0 million for the three months ended September 30, 2016. The increase was primarily due to increases in salaries and employee benefits and in professional fees.

Salaries and employee benefits expense was $3.9 million for the three months ended September 30, 2016, compared to $3.0 million for the three months ended September 30, 2015, an increase of $919 thousand or 30.6%. The increase was attributable to employee compensation increases of $374 thousand resulting from annual merit increases and the addition of 19 new full-time equivalent employees. Mortgage commissions increased $144 thousand as the result of increased mortgage loan fundings for the same period. Additionally, incentive costs including executive and lender incentives and stock compensation increased by $112 thousand compared to the three months ended September 30, 2015. The total number of full-time equivalent employees at September 30, 2016 and September 30, 2015 was 163 and144, respectively. In addition, employee benefit expenses increased by $178 thousand which was due to increased number of covered employees and higher claims incurred under our partially self-insured medical plan compared to the prior year. The increase in employee expense was also affected by a decrease of $106 thousand in the deferral of employee expense related to loan originations. Professional fees expense was $785 thousand for the three months ended September 30, 2016, compared to $632 thousand for the three months ended September 30, 2015, an increase of $153 thousand or 24.0%. The increase was comprised of $69 thousand related to SEC reporting and filing expenses and includes a new subscription to a cloud-based SEC reporting and collaboration software. In addition, audit and accounting expenses increased $71 thousand as fees increased due to increased regulatory internal control requirements as a result of asset growth. During the nine months ended September 30, 2016 and 2015, the Company incurred professional fees of $200 thousand in legal and other professional services related to a potential acquisition and non-recurring acquisition expenses of $205 thousand related to investment banker’s success fees and legal expense, respectively.

Income Taxes

Income tax expense for the three months ended September 30, 2016 totaled $1.8 million, an increase of $129 thousand, or 7.9%, compared to the three months ended June 30, 2016. The Company’s effective tax rate was approximately 34.4% and 34.1% for the three months ended September 30, 2016 and the three months ended June 30, 2016, respectively.

Compared to the three months ended September 30, 2015, income tax expense increased $487 thousand, or 38.0%, to $1.8 million for the three months ended September 30, 2016. The increase in the income tax expense was primarily due to the $1.3 million increase in net operating income from $3.8 million for the three months ended September 30, 2015 to $5.1 million for the three months ended September 2016.  The Company’s effective tax rate was approximately 34.4% for the three months ended September 30, 2016 compared to 33.6% for the three months ended September 30, 2015. The increase in effective tax rates from the three months ended September 30, 2015 was affected primarily by increases in our federal statutory rate from 34% to 35%.

Financial Condition

Loans (excluding loans held for sale and deferred loan fees) at September 30, 2016 were $926.7 million, a decrease of $1.3 million or 0.1% compared to $928.0 million at June 30, 2016. The net decrease from June 30, 2016 was primarily the result of gross loan growth of $73.5 million which was offset by $74.8 million in loan paydowns and payoffs during the third quarter.

Loans (excluding loans held for sale and deferred loan fees) increased $172.5 million, or 22.9%, compared to $754.2 million at September 30, 2015. The growth over September 30, 2015 is due to the continued execution and success of our organic growth strategy.

Deposits at September 30, 2016 were $1.1 billion, an increase of $49.5 million, or 4.8%, compared to $1.0 billion at June 30, 2016. The increase from June 30, 2016 was primarily due to an increase of $114.8 million in financial institution money market accounts resulting from the launch of a correspondent banking group. This increase was partially offset by a decrease of $49.6 million in noninterest bearing deposit accounts, primarily due to a single customer deposit of $38.6 million. These funds were deposited at the bank prior to June 30, 2016 and were held at the bank for less than ten days. In addition, wholesale deposits declined by $11.5 million.

Deposits increased $234.6 million, or 27.8%, compared to $842.6 million at September 30, 2015. The increase from September 30, 2015 was due to an increase in financial institution money market accounts of $137.8 million resulting from the launch of a correspondent banking group, organic growth in retail and business money market accounts of $70.1 million, growth in time deposits of $30.2 million, and an increase of $5.1 million in noninterest bearing deposits which was partially offset by decreases in wholesale deposits of $10.0 million.

Advances from the Federal Home Loan Bank were $38.3 million at September 30, 2016 and $38.4 million at June 30, 2016 compared to $18.5 million at September 30, 2015.

Asset Quality

The allowance for loan losses was 0.87%, 0.85%, and 0.82% of total loans at September 30, 2016, June 30, 2016, and September 30, 2015, respectively. The increase in allowance for loan losses as a percentage of total loans over the three quarter period was primarily due to changes in qualitative factors around the nature, volume and mix of the loan portfolio.

The provision for loan losses for the three months ended September 30, 2016 totaled $238 thousand compared to $527 thousand for three months ended June 30, 2016. The decrease in provision for loan losses for the three months ended September 30, 2016 compared to June 30, 2016 was due to a decrease in general provision requirements as loans decreased 0.1% for the three months ended September 30, 2016. The increase of $238 thousand in provision for loan losses from September 30, 2015 to September 30, 2016 was due to the general provision required from the increasing loan growth compared to the same period in 2015.

Other real estate owned totaled $662 thousand at September 30, 2016 compared to $493 thousand at June 30, 2016 and September 30, 2015. Non-accrual loans were $1.1 million at September 30, 2016 compared to $1.0 million at June 30, 2016 and $428 thousand at September 30, 2015. At September 30, 2016 and June 30, 2016, non-accrual loans to our total loans held for investment was minimal at 0.12% and 0.11%, respectively.

Nonperforming assets totaled $2.1 million, or 0.17%, of total assets at September 30, 2016 compared to $7.2 million, or 0.59%, of total assets at June 30, 2016. Nonperforming assets were $921 thousand, or 0.09%, of total assets at September 30, 2015. The decrease of $5.1 million in nonperforming assets compared to June 30, 2016 is primarily related to the pay-off of a single $5.4 million loan which was included in the accruing loans 90 or more days past due category as of June 30, 2016.  This $5.4 million loan is part of the borrowing relationship detailed in the following paragraph and table below.

In the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company disclosed a borrowing relationship comprised of loans to multiple affiliated funds in which one of the funds had publicly disclosed that it was subject to ongoing SEC investigations and that the Federal Bureau of Investigation served a search warrant in February 2016 at the fund’s corporate offices in connection with a law enforcement investigation. The borrowing relationship consisted of four loans to five affiliated funds secured by various assets, including multiple notes made to numerous residential developers in favor of the funds and further secured by deeds of trust. These loans were made to separate and distinct borrowing entities, and were not dependent on each other for repayment.  Each loan had specific collateral note assignments that related to particular single-family residential projects in either the Houston, Dallas, Austin or San Antonio markets. The specific collateral note assignments were not cross-collateralized. The Company believes that the value of collateral securing the last loan is well in excess of the loan amount with the loan to value ratios less than 50%. The borrowing relationship is not considered to be impaired and no specific reserves have been established at this time.

The following table shows the principal balance of loans as of the dates specified for the above mentioned borrowing relationship.

Borrower	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	Comments
	(In thousands)
Loan 1	$—	$5,400	$6,000	$6,000	Paid in full
Loan 2	—	1,579	1,579	3,082	Paid in full
Loan 3	—	—	5,116	5,116	Paid in full
Loan 4	4,242	8,644	10,290	11,250	Split grade: $1,242 Pass; $3,000 Special Mention, note matured October 15, 2016 and is in the process of renewing
Total:	$4,242	$15,623	$22,985	$25,448

The total is presented for informational purposes only; debts are not required to be aggregated for legal lending limit purposes.

Non-GAAP Financial Measures

The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports tangible book value per common share, the tangible common equity to tangible assets ratio and pre-tax, pre-provision income. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Consolidated Financial Highlights” at the end of this release for a reconciliation of these non-GAAP financial measures.

About Veritex Holdings, Inc.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with ten branch locations throughout the Dallas metropolitan area and one mortgage office. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.

For more information, visit www.veritexbank.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize  anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve its performance goals.  Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in the Company’s Final Prospectus, dated October 10, 2014, filed pursuant to Rule 424(b)(4), the Company’s Annual Report on Form 10-K filed on March 15, 2016, and other reports and statements the Company has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section on the Company’s website, www.veritexbank.com, under the "About Us" tab.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Consolidated Financial Highlights - (Unaudited)
(In thousands, except share and per share data)

	At and For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Selected Financial Data:
Net income	$3,375	$3,173	$2,813	$2,573	$2,537
Net income available to common stockholders	3,375	3,173	2,813	2,535	2,517
Total assets	1,269,238	1,215,497	1,130,480	1,039,600	1,009,539
Total loans(1)	926,712	928,000	885,415	820,567	754,199
Provision for loan losses	238	527	845	610	—
Allowance for loan losses	8,102	7,910	7,372	6,772	6,214
Noninterest-bearing deposits	304,972	354,570	296,481	301,367	299,864
Total deposits	1,077,217	1,027,729	946,058	868,410	842,607
Total stockholders’ equity	142,423	138,850	135,241	132,046	137,508
Summary Performance Ratios:
Return on average assets(2)	1.10%	1.12%	1.04%	0.99%	1.04%
Return on average equity(2)	9.50	9.26	8.39	7.37	7.38
Net interest margin(3)	3.70	3.90	3.87	3.78	3.84
Efficiency ratio(4)	56.64	54.13	54.01	56.11	60.48
Noninterest expense to average assets(2)	2.29	2.23	2.20	2.22	2.39
Summary Credit Quality Data:
Nonaccrual loans	$1,087	$1,028	$525	$593	$428
Accruing loans 90 or more days past due	357	5,634	141	84	—
Other real estate owned	662	493	493	493	493
Nonperforming assets to total assets	0.17%	0.59%	0.11%	0.11%	0.09%
Nonperforming loans to total loans	0.16	0.72	0.08	0.08	0.06
Allowance for loan losses to total loans	0.87	0.85	0.83	0.83	0.82
Net (recoveries) charge-offs to average loans outstanding	0.03	0.03	0.03	0.01	—
Capital Ratios:
Total stockholders’ equity to total assets	11.22%	11.42%	11.96%	12.70%	13.62%
Tangible common equity to tangible assets(5)	9.14	9.25	9.63	10.17	10.30
Tier 1 capital to average assets	9.82	10.21	10.38	10.75	12.02
Tier 1 capital to risk-weighted assets	12.04	11.88	12.03	12.85	14.73
Common equity tier 1 (to risk weighted assets)	11.72	11.56	11.69	12.48	13.29
Total capital to risk-weighted assets	13.38	13.23	13.38	14.25	16.18

(1)
Total loans does not include loans held for sale and deferred fees. Loans held for sale were $4.9 million at September 30, 2016, $4.8 million at June 30, 2016, $3.6 million at March 31, 2016, $2.8 million at December 31, 2015 and $1.8 million at September 30, 2015. Deferred fees were $51 thousand at September 30, 2016, $52 thousand at June 30, 2016, $65 thousand at March 31, 2016, $61 thousand at December 31, 2015, and $55 thousand at September 30, 2015.

(2)
We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)	Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)
We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation GAAP —NON-GAAP (Unaudited)."

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets - (Unaudited)
(In thousands, except share and per share data)

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
ASSETS
Cash and due from banks	$15,837	$12,951	$12,416	$10,989	$10,478
Interest bearing deposits in other banks	162,750	114,293	79,967	60,562	113,031
Total cash and cash equivalents	178,587	127,244	92,383	71,551	123,509
Investment securities	86,772	83,677	79,146	75,813	61,023
Loans held for sale	4,856	4,793	3,597	2,831	1,766
Loans, net	918,559	920,039	877,978	813,733	747,930
Accrued interest receivable	2,414	2,259	2,252	2,216	2,088
Bank-owned life insurance	19,922	19,767	19,614	19,459	19,299
Bank premises, furniture and equipment, net	17,501	17,243	17,248	17,449	17,585
Non-marketable equity securities	7,358	7,035	5,541	4,167	4,045
Investment in unconsolidated subsidiary	93	93	93	93	93
Other real estate owned	662	493	493	493	493
Intangible assets, net	2,257	2,264	2,347	2,410	2,458
Goodwill	26,865	26,865	26,865	26,865	26,025
Other assets	3,392	3,725	2,923	2,520	3,225
Total assets	$1,269,238	$1,215,497	$1,130,480	$1,039,600	$1,009,539
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$304,972	$354,570	$296,481	$301,367	$299,864
Interest-bearing	772,245	673,159	649,577	567,043	542,743
Total deposits	1,077,217	1,027,729	946,058	868,410	842,607
Accounts payable and accrued expenses	2,082	1,611	2,122	1,776	1,782
Accrued interest payable and other liabilities	1,098	855	573	848	1,089
Advances from Federal Home Loan Bank	38,341	38,375	38,410	28,444	18,478
Junior subordinated debentures	3,093	3,093	3,093	3,093	3,093
Subordinated notes	4,984	4,984	4,983	4,983	4,982
Total liabilities	1,126,815	1,076,647	995,239	907,554	872,031
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—	8,000
Common stock	107	107	107	107	107
Additional paid-in capital	116,315	116,111	115,876	115,721	115,579
Retained earnings	26,101	22,725	19,552	16,739	14,204
Unallocated Employee Stock Ownership Plan shares	(309)	(309)	(309)	(309)	(406)
Accumulated other comprehensive income (loss)	279	286	85	(142)	94
Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	142,423	138,850	135,241	132,046	137,508
Total liabilities and stockholders’ equity	$1,269,238	$1,215,497	$1,130,480	$1,039,600	$1,009,539

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except share and per share data)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Interest income:
Interest and fees on loans	$32,996	$24,032
Interest on investment securities	1,014	712
Interest on deposits in other banks	302	169
Interest on other	2	1
Total interest income	34,314	24,914
Interest expense:
Interest on deposit accounts	3,388	2,075
Interest on borrowings	491	392
Total interest expense	3,879	2,467
Net interest income	30,435	22,447
Provision for loan losses	1,610	258
Net interest income after provision for loan losses	28,825	22,189
Noninterest income:
Service charges and fees on deposit accounts	1,309	907
Gain on sales of investment securities	15	7
Gain on sales of loans	2,318	824
Loss on sales of other assets owned	—	19
Bank-owned life insurance	577	552
Other	460	188
Total noninterest income	4,679	2,497
Noninterest expense:
Salaries and employee benefits	10,683	8,247
Occupancy and equipment	2,718	2,560
Professional fees	1,861	1,536
Data processing and software expense	850	903
FDIC assessment fees	447	317
Marketing	704	595
Other assets owned expenses and write-downs	139	29
Amortization of intangibles	285	243
Telephone and communications	295	182
Other	1,323	1,043
Total noninterest expense	19,305	15,655
Net income from operations	14,199	9,031
Income tax expense	4,837	2,814
Net income	$9,362	$6,217
Preferred stock dividends	$—	$60
Net income available to common stockholders	$9,362	$6,157
Basic earnings per share	$0.88	$0.62
Diluted earnings per share	$0.85	$0.61
Weighted average basic shares outstanding	10,698,452	9,853,785
Weighted average diluted shares outstanding	10,992,723	10,121,184

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Interest income:
Interest and fees on loans	$11,589	$11,052	$10,355	$9,648	$9,230
Interest on investment securities	335	344	335	285	247
Interest on deposits in other banks	129	80	92	73	60
Interest on other	1	1	1	1	1
Total interest income	12,054	11,477	10,783	10,007	9,538
Interest expense:
Interest on deposit accounts	1,381	1,072	935	843	778
Interest on borrowings	156	177	158	151	143
Total interest expense	1,537	1,249	1,093	994	921
Net interest income	10,517	10,228	9,690	9,013	8,617
Provision for loan losses	238	527	845	610	—
Net interest income after provision for loan losses	10,279	9,701	8,845	8,403	8,617
Noninterest income:
Service charges and fees on deposit accounts	433	443	434	419	380
Gain on sales of investment securities	—	—	15	—	—
Gain on sales of loans	1,036	620	662	430	392
Gain on sales of other assets owned	—	—	—	—	21
Bank-owned life insurance	193	191	193	195	194
Other	231	158	69	163	56
Total noninterest income	1,893	1,412	1,373	1,207	1,043
Noninterest expense:
Salaries and employee benefits	3,920	3,589	3,174	3,019	3,001
Occupancy and equipment	923	894	901	917	894
Professional fees	785	503	573	487	632
Data processing and software expense	296	270	284	313	368
FDIC assessment fees	179	132	137	131	121
Marketing	293	211	200	205	227
Other assets owned expenses and write-downs	9	55	75	24	(5)
Amortization of intangibles	95	95	95	95	96
Telephone and communications	98	100	97	81	68
Other	431	452	439	462	440
Total noninterest expense	7,029	6,301	5,975	5,734	5,842
Net income from operations	5,143	4,812	4,243	3,876	3,818
Income tax expense	1,768	1,639	1,430	1,303	1,281
Net income	$3,375	$3,173	$2,813	$2,573	$2,537
Preferred stock dividends	$—	$—	$—	$38	$20
Net income available to common stockholders	$3,375	$3,173	$2,813	$2,535	$2,517
Basic earnings per share	$0.32	$0.30	$0.26	$0.24	$0.24
Diluted earnings per share	$0.31	$0.29	$0.26	$0.23	$0.23
Weighted average basic shares outstanding	10,705,115	10,696,366	10,693,800	10,675,948	10,652,602
Weighted average diluted shares outstanding	11,024,695	10,993,921	10,963,986	10,954,920	10,940,427

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation GAAP — NON-GAAP - (Unaudited)
(In thousands, except share and per share data)

The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Tangible Common Equity
Total stockholders’ equity	$142,423	$138,850	$135,241	$132,046	$137,508
Adjustments:
Preferred stock	—	—	—	—	(8,000)
Goodwill	(26,865)	(26,865)	(26,865)	(26,865)	(26,025)
Intangible assets	(2,257)	(2,264)	(2,347)	(2,410)	(2,458)
Total tangible common equity	$113,301	$109,721	$106,029	$102,771	$101,025
Tangible Assets
Total assets	$1,269,238	$1,215,497	$1,130,480	$1,039,600	$1,009,539
Adjustments:
Goodwill	(26,865)	(26,865)	(26,865)	(26,865)	(26,025)
Intangible assets	(2,257)	(2,264)	(2,347)	(2,410)	(2,458)
Total tangible assets	$1,240,116	$1,186,368	$1,101,268	$1,010,325	$981,056
Tangible Common Equity to Tangible Assets	9.14%	9.25%	9.63%	10.17%	10.30%
Common shares outstanding	10,736	10,728	10,724	10,712	10,700

Book value per common share(1)	$13.27	$12.94	$12.61	$12.33	$12.10
Tangible book value per common share(2)	$10.55	$10.23	$9.89	$9.59	$9.44

(1)
We calculate book value per common share as stockholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)
We calculate tangible book value per common share as total stockholders’ equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders’ equity per common share.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation GAAP — NON-GAAP - (Unaudited)
(In thousands)

The following table reconciles net income from operations to pre-tax, pre-provision income:

	For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Pre-Tax, Pre-Provision Income
Provision for loan losses	$238	$527	$845	$610	$—
Net income from operations	5,143	4,812	4,243	3,876	3,818
Total pre-tax, pre-provision income(1)	$5,381	$5,339	$5,088	$4,486	$3,818

(1)	We calculate pre-tax, pre-provision income by adding the total provision for loan losses to net income from operations for the relevant period.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands)

	For the Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)	$954,053	$11,589	4.83%	$914,121	$11,052	4.86%	$756,542	$9,230	4.84%
Securities available for sale	83,233	335	1.60	80,498	344	1.72	63,204	247	1.55
Investment in subsidiary	93	1	4.28	93	1	4.32	93	1	4.27
Interest-earning deposits in financial institutions	94,596	129	0.54	59,506	80	0.54	70,363	60	0.34
Total interest-earning assets	1,131,975	12,054	4.24	1,054,218	11,477	4.38	890,202	9,538	4.25
Allowance for loan losses	(8,115)			(7,604)			(7,146)
Noninterest-earning assets	95,901			92,179			88,023
Total assets	$1,219,761			$1,138,793			$971,079
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$726,958	$1,381	0.76%	$636,875	$1,072	0.68%	$520,806	$778	0.59%
Advances from FHLB	38,363	59	0.61	54,425	80	0.59	19,404	56	1.14
Other borrowings	8,078	97	4.78	8,077	97	4.83	9,077	86	3.76
Total interest-bearing liabilities	773,399	1,537	0.79	699,377	1,249	0.72	549,287	920	0.66
Noninterest-bearing liabilities:
Noninterest-bearing deposits	301,740			298,887			282,934
Other liabilities	3,284			2,687			2,403
Total noninterest-bearing liabilities	305,024			301,574			285,337
Stockholders’ equity	141,338			137,842			136,455
Total liabilities and stockholders’ equity	$1,219,761			$1,138,793			$971,079
Net interest rate spread(2)			3.45%			3.66%			3.59%
Net interest income		$10,517			$10,228			$8,618
Net interest margin(3)			3.70%			3.90%			3.84%

(1)	Includes average outstanding balances of loans held for sale of $6,047, $5,192 and $4,215 for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

(2)	Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.